UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

RUTHS HOSPITALITY GROUP, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2015 annual meeting of stockholders of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) will be held at Ruth’s Chris Steak House, 610 North Orlando Avenue, Highway 17-92, Winter Park, Florida 32789, on Thursday, May 28, 2015, beginning at 1:00 P.M. local time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)	the election of the six nominees as directors named in the attached proxy statement to serve terms expiring at the annual meeting of stockholders to be held in 2016 and until their successors have been elected and qualified;

(2)	the amendment of our amended and restated Certificate of Incorporation to implement a majority voting standard in uncontested elections of directors; and

(3)	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2015; and

(4)	the transaction of any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 31, 2015, are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the accompanying proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares via the Internet or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail, you may submit your vote by completing, signing, dating and returning the proxy card by mail. We encourage you to vote via the Internet or by telephone. These methods save us significant postage and processing charges. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

By order of the Board of Directors,

/s/ John F. McDonald, III

John F. McDonald, III
Corporate Secretary

April 17, 2015

1030 W. CANTON AVENUE, SUITE 100

WINTER PARK, FLORIDA 32789

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 28, 2015

PROXY STATEMENT

The Board of Directors of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on Thursday, May 28, 2015, beginning at 1:00 P.M., at Ruth’s Chris Steak House, 610 North Orlando Avenue, Highway 17-92, Winter Park, Florida 32789, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, accompanying form of proxy and the Company’s annual report are first being sent or made available to stockholders on or about April 17, 2015.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

In accordance with regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may now furnish these materials on the Internet unless the stockholder has previously requested to receive these materials by mail or e-mail. On or about April 17, 2015, we mailed to our stockholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and to vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2015 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on March 31, 2015 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the SEC requires us to provide annually to our stockholders.

If I previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future, which can help us achieve a substantial reduction in our printing and mailing costs. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future stockholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: John F. McDonald, III

1030 W. Canton Avenue, Suite 100

Winter Park, Florida 32789

(407) 333-7440

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Stockholders can access the 2015 proxy statement, Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investor Relations page of our website at www.rhgi.com.

If you elected to receive our stockholder materials via the Internet or via electronic delivery, you may request paper copies by written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: John F. McDonald, III

1030 W. Canton Avenue, Suite 100

Winter Park, Florida 32789

(407) 333-7440

We will also furnish any exhibit to the Form 10-K if specifically requested.

Who is entitled to vote at the meeting?

Holders of common stock, as of the close of business on the record date, March 31, 2015, will receive notice of, and be eligible to vote at, the annual meeting and at any adjournment or postponement of the annual meeting. At the close of business on the record date, we had outstanding and entitled to vote 34,912,751 shares of common stock.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Stockholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 12:00 noon, and seating will begin at 12:30 P.M.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting.

Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Our Board of Directors has designated Michael P. O’Donnell and Arne G. Haak, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by May 27, 2015. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted on any proposal other than the ratification of our auditors and the individuals designated as proxies will vote your shares FOR the ratification of our auditors. Our Board and management do not intend to present any matters at this time at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company, mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will stockholders be asked to vote on any other matters?

To our knowledge, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the individuals designated as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting, which means that the six nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The approval of the amendment of the Company’s amended and restated Certificate of Incorporation to implement a majority voting standard in uncontested elections of directors requires the affirmative vote of no less than 66 2/3% of shares of common stock outstanding.

The ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2015 requires the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the meeting.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the amendment of the Company’s amended and restated Certificate of Incorporation to implement a majority voting standard in uncontested election of directors and the ratification of the appointment of KPMG to serve as the Company’s independent auditors for fiscal 2015, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, therefore, will have the effect of a vote against the amendment of the Company’s amended and restated Certificate of Incorporation and the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2015.

If you hold your shares in street name, the Company has supplied copies of its proxy materials for its 2015 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of KPMG LLP as our independent auditor without receiving voting instructions from you. In contrast, the election of directors and the proposed amendment to the Company’s amended and restated Certificate of Incorporation are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors. However, for the proposed amendment to the Company’s amended and restated Certificate of Incorporation, which requires the affirmative vote of no less than 66 2/3% of the shares of common stock outstanding, a broker non-vote will have the same effect as a vote against the proposal.

What happens if a nominee for director declines or is unable to accept election?

If any nominee should become unavailable, which is not anticipated, the persons voting the accompanying proxy may vote for a substitute nominee designated by our Board or our Board may reduce the number of directors.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in a Form 8-K within four business days following the annual meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s common stock, as of March 31, 2015, by each person known by the Company to own more than 5% of our common stock, each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (ten persons). The table lists the number of shares and percentage of shares beneficially owned based on 34,912,751 shares of common stock outstanding as of March 31, 2015, which includes unvested restricted stock. Information in the table is derived from SEC filings made by such persons on Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Principal Stockholders:
BlackRock, Inc.(2)	2,608,651	7.5%
FMR LLC(3)	4,743,573	13.6%

Directors, excluding Chief Executive Officer
Robin P. Selati(4)	32,503	*
Bannus B. Hudson(5)	67,356	*
Alan Vituli(6)	15,356	*
Carla R. Cooper(7)	39,334	*
Robert S. Merritt(8)	54,391	*

Named Executive Officers
Peter J. Beaudrault(9)	63,255	*
Arne Haak(10)	160,964	*
Cheryl Henry(11)	89,296	*
Michael P. O’Donnell(12)	840,168	2.4%
Kevin W. Toomy(13)	110,378	*
All directors and executive officers as a group (ten persons)	1,473,001	4.2%

*	Less than one percent
(1)	Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 31, 2015 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. The amounts also include unvested shares of restricted stock for certain executive officers and directors, as specified in the applicable footnotes. The business address of each of our named executive officers and directors is 1030 W. Canton Avenue, Suite 100, Winter Park, Florida 32789.
(2)	The information provided in the table and the information below reflects information reported on Schedule 13G/A dated January 26, 2015 filed by BlackRock, Inc., which has sole voting over 2,541,089 shares and sole dispositive power over 2,608,651 shares. The following affiliates of BlackRock, Inc. are included in the filing: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors and BlackRock Institutional Trust Company, N.A. The business address for the entities is 55 East 52nd Street, New York, New York 10022.

(3)	The information provided in the table and the information below reflects information reported by the stockholder on Schedule 13G/A dated February 13, 2015 filed by FMR LLC. Edward C. Johnson 3d is a Director and Chairman of FMR LLC and Abigail P. Johnson is a Director, Vice Chairman, Chief Executive Officer and President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the investment companies’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the investment companies’ Boards of Trustees. The business address for the filers is 245 Summer Street, Boston, Massachusetts 02210.
(4)	Includes 4,557 shares of restricted stock that will vest on July 25, 2015, 2,778 shares of restricted stock that will vest on March 14, 2016, 4,187 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017 and 5,157 shares of restricted stock that will vest pro rata on an annual basis through March 9, 2018.
(5)	Includes 812 shares of restricted stock that will vest on July 25, 2015, 495 shares of restricted stock that will vest on March 14, 2016, 4,187 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, 5,157 shares of restricted stock that will vest pro rata on an annual basis through March 9, 2018 and 46,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015.
(6)	Includes 812 shares of restricted stock that will vest on July 25, 2015, 495 shares of restricted stock that will vest on March 14, 2016, 4,187 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, 5,157 shares of restricted stock that will vest pro rata on an annual basis through March 9, 2018 and 6,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015.
(7)	Includes 812 shares of restricted stock that will vest on July 25, 2015, 495 shares of restricted stock that will vest on March 14, 2016, 4,187 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, 5,157 shares of restricted stock that will vest pro rata on an annual basis through March 9, 2018 and 6,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015.
(8)	Includes 1,647 shares of restricted stock that will vest on July 25, 2015, 1,004 shares of restricted stock that will vest on March 14, 2016, 4,187 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017 and 5,157 shares of restricted stock that will vest pro rata on an annual basis through March 9, 2018.
(9)	Includes 16,667 shares of restricted stock that will vest on April 26, 2015, 1,206 shares of restricted stock that will vest on through July 25, 2015, 735 shares of restricted stock that will vest on March 14, 2016, 1,107 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, 7,181 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2016 and 3,085 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 9, 2017.
(10)	Includes 8,777 shares of restricted stock that will vest on July 25, 2015, 5,350 shares of restricted stock that will vest on March 14, 2016, 8,063 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, 19,820 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2016, 11,297 shares of restricted stock that will vest pro rata on an annual basis through March 9, 2018 and 8,514 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 9, 2017.
(11)

Includes 4,028 shares of restricted stock that will vest on July 25, 2015, 2,455 shares of restricted stock that will vest on March 14, 2016, 4,466 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, 9,652 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2016, 5,501 shares of restricted stock that will vest pro rata on an annual basis through March 9, 2018, 4,146 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 9, 2017, and 21,077 options exercisable within 60 days of March 31, 2015.

(12)	Includes 23,869 shares of restricted stock that will vest on July 25, 2015, 14,549 shares of restricted stock that will vest on March 14, 2016, 32,429 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, 70,090 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2016, 39,948 shares of restricted stock that will vest pro rata on an annual basis through March 9, 2018, and 30,107 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 9, 2017.
(13)	Includes 1,400 shares of restricted stock that will vest on July 25, 2015, 853 shares of restricted stock that will vest on March 14, 2016, 2,904 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, 8,618 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2016, 4,912 shares of restricted stock that will vest pro rata on an annual basis through March 9, 2018, 3,702 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 9, 2017, and 35,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of common stock with the SEC and the NASDAQ Global Select Market. Based on a review of the SEC-filed ownership reports during fiscal 2014, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended December 28, 2014, except, as previously disclosed in the 2014 proxy statement, Form 4s in connection with restricted stock grants for each of our directors and named executive officers were filed three business days late in March 2014 due to administrative oversight.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The Company’s amended and restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this proxy statement is six. Our Board currently is composed of six directors, with each director serving until the next annual meeting or until his or her successor is elected. The six candidates nominated by our Board for election as directors at the 2015 annual meeting of stockholders are also identified below, each of whom is currently a member of our Board.

All of the nominees have indicated to the Company that they will be available to serve as directors. If any nominee named herein for election as a director should, for any reason, become unavailable to serve prior to the annual meeting, our Board may, prior to the annual meeting, (i) reduce the size of our Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person or (iii) leave the position vacant to be filled at a later time. The information presented below for the nominees has been furnished to the Company by the nominees.

Director Nominees for Election by Our Stockholders

The following paragraphs provide biographies of each of the candidates nominated by our Board for election by our stockholders. These biographies contain information regarding the nominee’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications or skills that caused our Nominating and Corporate Governance Committee and our Board to determine that the person should serve as one of our directors.

Michael P. O’Donnell

Mr. O’Donnell, age 59, has served as a director and as our President and Chief Executive Officer since August 2008 and as Chairman of our Board since October 2010. Mr. O’Donnell has spent more than 25 years in the restaurant industry, having been most recently Chairman of the Board of Directors, President and Chief Executive Officer of Champps Entertainment, Inc. from March 2005 until the company was sold in 2007. Prior to that, Mr. O’Donnell served in several leadership positions in the restaurant industry, including President and Chief Executive Officer of New Business and President of Roy’s for Outback Steakhouse, Inc., President and Chief Operating Officer of Miller’s Ale House, Chairman, President and Chief Executive Officer of Ground Round Restaurants, Inc. and key operation positions with T.G.I. Friday’s and Pizza Hut. Mr. O’Donnell currently serves as a director with Logan’s Roadhouse and Hickory Tavern and as a member of the Rollins College Board of Trustees. During the previous five years, Mr. O’Donnell also served as a director of Sbarro, Inc. and Cosi, Inc. In addition to his leadership skills, Mr. O’Donnell has extensive experience with other restaurant companies and is very knowledgeable of the restaurant industry.

Robin P. Selati

Mr. Selati, age 49, has served as a member of our Board of Directors since September 1999, and served as Chairman of our Board of Directors from April 2005 to September 2006 and from April 2008 to October 2010. Mr. Selati is a Managing Director of Madison Dearborn Partners, LLC (“Madison Dearborn”) and joined the firm in 1993. Before 1993, Mr. Selati was with Alex. Brown & Sons Incorporated. Mr. Selati currently serves on the Board of Directors of CDW Corporation and Things Remembered, Inc. During the previous five years, Mr. Selati also served as a director for The Yankee Candle Company, Inc., B.F. Bolthouse Holdco LLC, Tuesday Morning Corporation, Carrols Restaurant Group, Inc., Pierre Holding Corporation, Family Christian Stores, Inc., NWL Holdings, Inc. and Cinemark, Inc. Mr. Selati is very knowledgeable of the capital markets, public company strategies and executive compensation.

Carla R. Cooper

Ms. Cooper, age 64, has served as a member of our Board of Directors since December 2003. Ms. Cooper is President and Chief Executive Officer of Daymon Worldwide. Ms. Cooper served as Senior Vice President of Quaker, Tropicana and Gatorade Sales for PepsiCo, Inc. from November 2003 to August 2009. From February 2001 to October 2003, Ms. Cooper served as President of Kellogg Company’s Natural and Frozen Foods Division. From February 2000 to February 2001, Ms. Cooper was Senior Vice President and General Manager of Foodservice for Kellogg Company. From June 1988 to November 2000, Ms. Cooper was employed in various positions with Coca-Cola USA, including as Vice President, Customer Marketing. Ms. Cooper has extensive experience in sales, marketing and franchising in the food industry and has insight into vendor relationships.

Bannus B. Hudson

Mr. Hudson, age 69, was elected to our Board of Directors in June 2005. Mr. Hudson served as Chairman of the Board of Beverages & More, Inc. from November 1998 to February 2007. From October 1997 to February 2007, Mr. Hudson served as President and Chief Executive Officer of Beverages & More, Inc. Mr. Hudson has leadership experience in food companies and is very knowledgeable of human resource management.

Robert S. Merritt

Mr. Merritt, age 63, has served as a member of our Board of Directors since October 2009. From June 2012 through September 2013, Mr. Merritt served as President and Chief Executive Officer of Benjamin Moore & Co. Mr. Merritt has served on the Board of Directors for Ignite Restaurant Group, a NASDAQ-listed restaurant company, since May 2014. Mr. Merritt served on the Board of Directors for Cosi, Inc., a NASDAQ-listed restaurant company, from October 2005 through August 2014 and served as Chairman of the Board of Directors for Cosi, Inc. from November 2008 to March 2010. From March 2007 to September 2007, Mr. Merritt served as Cosi, Inc.’s Interim Chief Executive Officer and President, while continuing to serve as a director. In 2005, Mr. Merritt retired from Outback Steakhouse, Inc., where he served as Senior Vice President of Finance, Chief Financial Officer, Treasurer and Secretary since February 1991, and served as Vice President and Chief Financial Officer from January 1990 to February 1991. Mr. Merritt also served as a director for Outback Steakhouse, Inc. and each of its subsidiaries and affiliates from 1992 to 2005. From 1988 to 1989, he served as Executive Vice President of Administration and Chief Financial Officer of JB’s Restaurants, Inc., a restaurant operator. From 1985 to 1988, he was Vice President of Finance for JB’s Restaurants. From 1981 to 1985, Mr. Merritt was employed by Vie de France Corporation, a restaurant and specialty baking company, as Vice President of Finance and Accounting and Chief Financial Officer. Mr. Merritt has knowledge and experience in accounting as well as restaurant finances, and extensive leadership experience with public restaurant companies.

Alan Vituli

Mr. Vituli, age 73, has served as a member of our Board of Directors since December 2003. Mr. Vituli previously served as Chairman of the Board of Directors of Carrols Restaurant Group, Inc. and as Chief Executive Officer of Carrols Holdings Corporation from 1992 through December 2011. Between 1983 and 1985, Mr. Vituli was employed by Smith Barney, Harris Upham & Co., Inc., as Senior Vice President responsible for real estate transactions. From 1966 until joining Smith Barney, Mr. Vituli was associated with the accounting firm of Coopers & Lybrand, first as an employee and then for 10 years as a partner. Among the positions held by Mr. Vituli at Coopers & Lybrand was National Director of Mergers and Acquisitions. Before joining Coopers & Lybrand, Mr. Vituli was employed in a family-owned restaurant business. From 1993 through 1998, Mr. Vituli served on the board of directors of Pollo Tropical, Inc. Mr. Vituli has extensive accounting expertise and experience in the restaurant industry as well as executive leadership skills.

Our Board of Directors recommends a vote FOR the election of each of the six candidates nominated for director by our Board listed above.

PROPOSAL NO. 2

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ADOPT MAJORITY VOTING FOR UNCONTESTED ELECTIONS OF DIRECTORS

Our amended and restated Certificate of Incorporation currently provides that elections of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote. Under this plurality voting standard, director nominees receiving the highest number of “FOR” votes will be elected, regardless of the number of “AGAINST” votes received. At this annual meeting, the existing plurality voting standard will continue to apply.

Stockholders are being asked at this annual meeting to approve and adopt an amendment to our amended and restated Certificate of Incorporation replace the plurality voting standard with a majority voting standard for uncontested elections of directors. If approved, this proposal would amend Article Six, Section 2 of our amended and restated Certificate of Incorporation to establish majority voting for uncontested elections of directors beginning with the 2016 annual meeting of stockholders. As a result, all director nominees in uncontested elections would be required to receive a number of “FOR” votes representing at least a majority of votes cast in the election. If such a director nominee fails to receive “FOR” votes representing at least a majority of votes cast and is an incumbent director, the amended and restated Certificate of Incorporation would require the director to promptly tender his or her resignation to our Board of Directors, subject to acceptance by our Board. The Nominating and Corporate Governance Committee of our Board would then be charged with making a recommendation to our Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. In contested elections, where the number of nominees exceeds the number of directors to be elected, the plurality voting standard would continue to apply. This summary of the proposed amendment to our amended and restated Certificate of Incorporation is qualified in its entirety by reference to the text of the proposed amendment attached as Appendix A to this proxy statement.

Our Board has approved the amendment to our amended and restated Certificate of Incorporation to adopt majority voting in uncontested director elections, subject to and conditioned upon stockholder approval at this annual meeting.

On the recommendation of the Nominating and Corporate Governance Committee of our Board, our Board is submitting this proposal to our stockholders as part of its ongoing evaluation of its corporate governance practices. After careful consideration of the issue, our Board has determined to recommend a vote for the approval of this proposal. In determining whether to recommend adopting a majority voting standard for uncontested elections of directors to our stockholders, our Board analyzed current corporate governance trends and considered the arguments in favor of and against maintaining the existing plurality voting standard. Our Board recognizes that many of our peer public companies have amended their governing documents to provide for a majority voting standard rather than a plurality standard. Our Board believes that generally requiring directors to be elected by a majority of votes cast both ensures that only director nominees with broad acceptability among our voting stockholders will be elected and enhances the accountability of each elected director to our stockholders. Our Board has also considered the unsolicited request of one of our larger stockholders, who asked that we consider a majority voting standard because majority voting, in its view, better enables stockholders to hold boards and members of management accountable. Accordingly, after careful consideration, our Board has determined that it would be in the best interests of our stockholders to amend our amended and restated Certificate of Incorporation to adopt a majority voting standard for uncontested elections of directors.

Our Board recommends a vote FOR approval of the amendment to our amended and restated

Certificate of Incorporation to adopt majority voting for uncontested elections of directors.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for fiscal year 2015 and has further directed that our Board submit the selection of KPMG LLP for ratification by the stockholders at the annual meeting. During fiscal year 2014, KPMG LLP served as our independent registered public accounting firm and also provided certain audit-related and tax services as described below. The stockholder vote is not binding on our Audit Committee. If the appointment of KPMG LLP is not ratified, our Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to the stockholders. Even if the appointment of KPMG LLP is ratified, our Audit Committee may, in its sole discretion, terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and our stockholders.

Representatives of KPMG LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Our Board does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. Our Board believes that its current leadership structure, with Mr. O’Donnell serving as both Chief Executive Officer and Chairman of the Board, is appropriate given Mr. O’Donnell’s past experience serving in these roles, the efficiencies of having the Chief Executive Officer also serve in the role of Chairman and our strong corporate governance structure.

Since the Company’s current Chairman also serves as Chief Executive Officer, our Board appointed Robin P. Selati as our Lead Director. The Chairman and Chief Executive Officer consults periodically with the Lead Director on Board matters and on issues facing the Company. In addition, the Lead Director serves as the principal liaison between the Chairman of the Board and the independent directors and presides at executive sessions of non-management directors at regularly scheduled Board meetings. Our Board believes that these executive sessions are beneficial to the Company because it provides a forum where the independent directors can discuss issues without management present.

Board Role in Risk Oversight

Our Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. However, the full Board has retained responsibility for the general oversight of risks. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Risk Considerations in our Compensation Program

Our Board believes that our compensation policies and practices are reasonable and properly align our employees’ interests with those of our stockholders. Our Board believes that there are a number of factors that cause our compensation policies and practices to not have a material adverse effect on the Company. The fact that our executive officers and other employees have their incentive compensation tied to earnings, rather than revenues, encourages actions that improve the Company’s profitability over the short and long term. Furthermore, our tenure-based and performance-based restricted stock plan further aligns the interests of our executive officers and other employees with the long term interests of our stockholders. In addition, our Compensation Committee reviews our compensation policies and practices to ensure that such policies and practices do not encourage our executive officers and other employees to take action that is likely to create a material adverse effect on the Company.

Code of Conduct and Ethics Policy

The Company’s employees, officers and directors are required to abide by the Company’s Code of Conduct and Ethics Policy (the “Code of Ethics”), which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including, among other things, conflicts of interest, competition and fair dealing, corporate opportunities and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any waiver or changes to the policies or procedures set forth in the Code of Ethics in the case of officers or directors may be granted only by our Board and will be disclosed on our website within four business days. The full text of the Code of Ethics is published on the Investor Relations section of our website at www.rhgi.com.

Number of Meetings of our Board of Directors

Our Board held eleven meetings during fiscal 2014. Directors are expected to attend Board meetings and committee meetings for which they serve, and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 75% of the aggregate number of meetings of our Board and our Board committees on which he or she served during the period.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend its annual meeting of stockholders; however, all directors and director nominees are encouraged to attend. Mr. O’Donnell, our President and Chief Executive Officer and the Chairman of our Board, represented our Board at the 2014 annual meeting of stockholders.

Director Independence

The rules of the NASDAQ Global Select Market require that our Board be comprised of a majority of “independent directors” and that our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each be comprised solely of “independent directors,” as defined under applicable NASDAQ rules.

Our Board has determined that each of the director nominees standing for election, except Michael P. O’Donnell, our Chairman and Chief Executive Officer, have no relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director.” In determining the independence of our directors, our Board has adopted independence standards that mirror the criteria specified by applicable laws and regulations of the SEC and NASDAQ.

Communications between Stockholders and our Board

Our Board and management team value the opinions and feedback of our stockholders, and we engage with stockholders throughout the year on a variety of issues, including our corporate governance practices. Stockholders may send communications to the Company’s directors as a group or individually by writing to those individuals or the group: c/o the Corporate Secretary, 1030 W. Canton Avenue, Suite 100, Winter Park, Florida 32789. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of our Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that are frivolous in nature, communication that relates to routine business matters (such as product inquiries, complaints or suggestions) or communication that raises grievances which are personal to the person submitting them. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

Committees of our Board of Directors

Our Board currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are set forth below. Committee members hold office for a term of one year.

Audit Committee. Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act and is responsible for:

•	assisting our Board in monitoring the integrity of our financial statements and financial reporting process, our disclosure controls and procedures, our internal control over financial reporting, the systems of internal accounting and financial controls, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function, our compliance with legal and regulatory requirements and our policies with respect to risk assessment and risk management;

•	selecting and overseeing the independent auditors;

•	reviewing and evaluating the qualifications, performance and independence of the independent auditors and the performance of the lead partner;

•	approving all audit and non-audit services provided by the independent auditors, including the overall scope of the audit;

•	discussing the annual audited financial and quarterly statements with management and the independent auditor, and other matters required to be communicated to our Audit Committee;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management in order to make recommendations to our Board;

•

establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the monitoring of these complaints through the ethics hotline and other established reporting channels;

•	reviewing related party transactions presented to our Audit Committee;

•	meeting separately, periodically, with management and the independent auditor;

•

reviewing annually the independent auditors’ report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	handling such other matters that are specifically delegated to our Audit Committee by our Board of Directors from time to time; and

•	reporting regularly to the full Board of Directors.

Our Audit Committee consists of Mr. Merritt, as Chairman, Ms. Cooper and Mr. Vituli, each of whom satisfies the current financial literacy requirements and independence requirements of the NASDAQ Global Select Market and the SEC, applicable to audit committee members. Our Board of Directors has determined that Mr. Merritt qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Our Audit Committee held four meetings in fiscal 2014. The charter of our Audit Committee is available on the Investor Relations section of our website at www.rhgi.com.

Compensation Committee. Our Compensation Committee is responsible for:

•	reviewing employee compensation principles and philosophies;

•	reviewing and approving the compensation of our directors, chief executive officer and other executive officers;

•	overseeing overall compensation and benefits programs and policies;

•	administering stock plans and other incentive compensation plans;

•	reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

•	evaluating risks relating to employment policies and the Company’s compensation and benefits systems in order to make recommendations to our Board; and

•	handling such other matters that are specifically delegated to our Compensation Committee by our Board of Directors from time to time.

Our Compensation Committee currently consists of Mr. Selati, as Chairman, Ms. Cooper and Mr. Hudson, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. Our Compensation Committee held three meetings in fiscal 2014. The charter of our Compensation Committee is available on the Investor Relations section of our website at www.rhgi.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s purpose is to assist our Board by identifying individuals qualified to become members of our Board of Directors consistent with the criteria set by our Board, and to develop our corporate governance principles. This Committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	evaluating and making recommendations to our Board of Directors regarding stockholder proposals;

•	overseeing our Board of Directors’ performance and self-evaluation process and developing continuing education programs for our directors;

•	developing and reviewing our corporate governance principles and policies and providing recommendations to our Board regarding possible changes; and

•	reviewing and monitoring compliance with our ethics policies.

Our Nominating and Corporate Governance Committee consists of Mr. Hudson, as Chairman, Mr. Selati and Mr. Vituli, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. Our Nominating and Corporate Governance Committee held four meeting in fiscal 2014. The charter of our Nominating and Corporate Governance Committee is available on the Investor Relations section of our website at www.rhgi.com.

Our Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to our Board, the Company and its stockholders. Desired qualities to be considered include: high-level leadership experience in business or administrative activities and significant accomplishments; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; no present conflicts of interest; availability for meetings and consultation on Company matters; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.

Our Nominating and Corporate Governance Committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. The Company currently does not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. In evaluating candidates, the Committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of our Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

Procedure for Stockholder Recommendations to our Nominating and Corporate Governance Committee for Potential Director Nominees

Stockholders may recommend director candidates for our 2016 annual meeting for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth herein. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

To be in proper form, a stockholder’s notice must set forth:

(i)	as to each person whom the stockholder proposes to nominate for election as a director at such meeting

•	the name, age, business address and residence of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii)	as to the stockholder giving the notice

•	the name and record address of such stockholder;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in the notice; and

•

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected.

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our Board at our 2016 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Corporate Secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our Board of Directors and will not be included in our proxy materials.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, Mr. Selati (as Chairman), Ms. Cooper and Mr. Hudson served on our Compensation Committee. No member of our Compensation Committee had a relationship with us that requires disclosure under Item 404 of Regulation S-K.

During fiscal 2014, none of our executive officers served as a member of the Board of Directors or Compensation Committee, or other Committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of the Company, nor have they ever been an officer or employee of the Company.

Director Compensation

Summary of Non-Employee Director Annual Compensation

Currently, each of our non-employee directors receives, as applicable:

•	An annual fee of $45,000 for service on our Board and an annual fee of $10,000 for service as our Board’s lead outside director;

•	An annual fee of $7,500 for service on the Audit Committee and an annual fee of $10,000 for service as the Chairman of the Audit Committee;

•	An annual fee of $4,500 for service on our Compensation Committee and an annual fee of $5,000 for service as the Chairman of our Compensation Committee;

•	$2,500 for each Board meeting attended in person and $1,000 for each Board meeting attended telephonically; and

•

An annual restricted stock grant equal to that number of shares with a value on the date of grant of 1.75 times the annual base cash retainer for service on our Board, with such grants vesting annually in equal installments over a three-year period, subject to the recipient’s continued service as a director.

Directors who are also employees receive no compensation for serving as directors. Non-employee directors are not eligible to participate in the deferred compensation plan.

The Compensation Committee recently began a review of the Non-Employee Director Compensation Program with its independent compensation consultant, Towers Watson. The last review of the Non-Employee Director Compensation Program was in July 2012.

Non-Employee Director Compensation for Fiscal Year 2014

The following table summarizes the compensation paid to the non-employee directors of the Company in 2014:

Name	Fees Paid in Cash	Stock Awards(1)	Total
Carla R. Cooper	$71,000	$78,750	$149,750
Bannus B. Hudson	$62,500	$78,750	$141,250
Robert S. Merritt	$77,500	$78,750	$156,250
Robin P. Selati(2)	$79,500	$78,750	$158,250
Alan Vituli	$66,500	$78,750	$145,250

(1)	The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions.
(2)	In 2014, Mr. Selati’s cash compensation for Board and Committee service was paid to Madison Dearborn.

Additional Information With Respect to Director Equity Awards

The following table summarizes the outstanding equity awards held by our directors other than Michael P. O’Donnell as of the end of fiscal 2014:

	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)
Carla R. Cooper	3,000	—	$18.19	8/8/2016
	3,000	—	$17.17	8/8/2017	8,081	$116,286

Bannus B. Hudson	40,000	—	$18.00	8/7/2015
	3,000	—	$18.19	8/8/2016
	3,000	—	$17.17	8/8/2017	8,081	$116,286

Robert S. Merritt	—	—	—	—	9,935	$142,965

Robin P. Selati	—	—	—	—	16,392	$235,881

Alan Vituli	3,000	—	$18.19	8/8/2016
	3,000	—	$17.17	8/8/2017	8,081	$116,286

(1)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price of the last business day in the fiscal year ending on December 28, 2014 of $14.39. These shares of restricted stock vest pro rata on an annual basis.

Non-Employee Director Reimbursement Practice

We reimburse all directors for reasonable out-of-pocket expenses that they incur in connection with their service as directors.

Stock Ownership Guidelines for Non-Employee Directors; Anti-Hedging Policy

In July 2012, based on the recommendation of our Compensation Committee’s independent compensation consultant, Towers Watson, our Compensation Committee approved stock ownership guidelines for our non-employee directors, based on the belief that stock ownership guidelines further align the interests of our non-employee directors with those of our stockholders. Pursuant to our non-employee director stock ownership guidelines, each non-employee director is generally expected to accumulate and hold shares of our common stock equal in value to two times his or her base annual retainer for service on our Board. For purposes of our non-employee director stock ownership guidelines, a director’s “annual retainer” excludes any retainer for serving as a member or as a chair of any Board committees and any meeting fees. Shares subject to stock options and unvested or unearned performance shares will not count toward the minimum ownership requirement. Restricted stock and restricted stock units (whether or not vested) will count toward the minimum ownership requirement. Non-employee directors have three years to achieve their targeted level. All non-employee directors satisfied our stock ownership guidelines as of the end of fiscal 2014.

Pursuant to our insider trading policy, our directors may not engage in any hedging or monetization transactions involving our securities.

EXECUTIVE OFFICERS

Certain information regarding our executive officers is provided below:

Name	Age	Position
Michael P. O’Donnell	59	Chairman of the Board, President and Chief Executive Officer

Arne G. Haak	47	Executive Vice President and Chief Financial Officer

Cheryl Henry	41	Senior Vice President and Chief Branding Officer

Kevin W. Toomy	61	President and Chief Operating Officer of Ruth’s Chris Steak House

Peter J. Beaudrault	60	Former President and Chief Operating Officer of Mitchell’s Fish Market

For information with respect to Michael P. O’Donnell, please see the information about the members of our Board of Directors on the preceding pages.

Mr. Beaudrault served as the Company’s President and Chief Operating Officer of Mitchell’s Fish Market from February 2012 until the Company’s sale of the Mitchell’s restaurants in January 2015. Mr. Beaudrault remains employed with the Company in a non-executive officer capacity. Mr. Beaudrault previously held a number of leadership positions with Sbarro, Inc. (“Sbarro”). From 2007 to 2010, Mr. Beaudrault served as Chairman of Sbarro’s Board of Directors. From 2005 to 2010, Mr. Beaudrault served as Sbarro’s President and Chief Executive Officer. Following Mr. Beaudrault’s employment with Sbarro in 2010, Sbarro filed for Chapter 11 bankruptcy protection on April 4, 2011 in the United States Bankruptcy Court for the Southern District of New York under case number 11-11527 (SCC). Sbarro confirmed a Chapter 11 Plan of Reorganization in November 2011. Prior to joining Sbarro’s, Mr. Beaudrault served as President and Chief Executive Officer of Hard Rock Cafe International, Inc. and Executive Vice President of Ground Round, Inc.

Mr. Haak has served as Executive Vice President and Chief Financial Officer since August 2011. Prior to joining the Company in August 2011, Mr. Haak held a number of leadership positions with AirTran Airways (“AirTran”), which is now a wholly owned subsidiary of Southwest Airlines Co. (NYSE: LUV). From 2008 to 2011, Mr. Haak served as AirTran’s senior vice president of finance and chief financial officer. From 2005 to 2008, Mr. Haak served as AirTran’s vice president of finance and treasurer. From 2001 to 2005, Mr. Haak served as AirTran’s director of corporate finance. Mr. Haak has also held various positions with U.S. Airways, Inc. (NYSE: LCC) in pricing and revenue management.

Ms. Henry has served as Senior Vice President and Chief Branding Officer since August 2011. Prior to that, Ms. Henry served as the Company’s Chief Business Development Officer from June 2007 to August 2011. Ms. Henry has more than 15 years of senior level management experience and prior to joining the Company, she was the Chief of Staff for the Mayor of Orlando.

Mr. Toomy has served as President and Chief Operating Officer of Ruth’s Chris Steak House since March 2010. Prior to his promotion, Mr. Toomy served as the Company’s Senior Vice President and Chief Operating Officer of Ruth’s Chris Steak House since October 2008 and Vice President of Special Projects from September 2008 to October 2008. Before that, from August 2007 to September 2008, he served as an independent restaurant consultant. From October 2002 to August 2007, he served as Owner and President of Goldcoast Seafood Grill in South Florida. He started his career serving as a General Manager for Steak & Ale Corporation, and shortly thereafter, joined two former Steak & Ale executives to grow the now nationwide Houston’s restaurant brand. Mr. Toomy has also been a joint venture partner for the Roy’s and Outback Steakhouse brands.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. This discussion addresses the compensation program in place for 2014 for our Chief Executive Officer, Chief Financial Officer and three most highly compensated officers other than our Chief Executive Officer and Chief Financial Officer. For 2014, our named executive officers were:

•	Michael P. O’Donnell, our Chief Executive Officer;

•	Arne G. Haak, our Chief Financial Officer;

•	Cheryl J. Henry, our Chief Branding Officer;

•	Kevin W. Toomy, our Chief Operating Officer of Ruth’s Chris Steak House; and

•	Peter J. Beaudrault, our Chief Operating Officer of Mitchell’s Fish Market (collectively, our “named executive officers”).

Compensation Objectives and Program Structure

Our executive compensation philosophy, policies, plans and programs are under the direction of the Compensation Committee of our Board of Directors. Our Compensation Committee is responsible for determining the compensation elements and amounts paid to named executive officers.

At each of the 2011 and 2014 annual meetings of stockholders, approximately 98% of the votes cast on the stockholder advisory vote on executive compensation were in favor of our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and are committed to ongoing engagement with our stockholders on executive compensation practices. At the 2011 annual meeting, our stockholders approved the Company holding an advisory vote on executive compensation every three years. Stockholders will be asked to vote again on how frequently we should hold advisory votes on executive compensation at our 2017 annual meeting of stockholders.

Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to executive officers of other national restaurant companies. The overall philosophy is to create value for our stockholders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of earnings and performance as compared to our annual operating plan and industry competitors, the achievement of longer-term strategic goals and objectives and specific individual performance. Accordingly, our executive compensation program has been designed to achieve the following objectives:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business results with the goal of enhancing stockholder value;

•	align the interests of our executives and stockholders; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Our Compensation Committee sets the pay range and specific components of the total compensation package for each of our named executive officers. The Chief Executive Officer and Chief Financial Officer review compensation for the Company’s executive officers on an annual basis, with the exception of their own as those are determined by our Compensation Committee. A recommendation is then presented to our Compensation Committee for review and approval. Any salary increase or other adjustments are determined by our Compensation Committee and are approved by our Board of Directors.

Our Compensation Committee considers Company performance, both operational and financial, to determine compensation. In connection with its compensation review in fiscal 2012, our Compensation Committee engaged Towers Watson to review and evaluate our compensation objectives and program structure relative to the marketplace. For purposes of this review, Towers Watson relied on both its own and other compensation databases, as well as its experience with restaurant sector and general industry companies with annual revenues similar to that of the Company, and research from the proxy statements of companies considered peers of the Company. Towers Watson also developed marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long term incentive award level, target total direct compensation, and actual total direct compensation rates at the 25th, 50th, and 75th percentiles which were used as a reference to assist the Committee in designing and maintaining the Company’s compensation programs. Towers Watson reviewed all methods of compensation and compared the Company’s levels and method of compensation to a selected peer group. During 2012, Towers Watson and our Compensation Committee considered restaurant sector organizations that have similar business operations as ours in order to provide us with a comprehensive basis for evaluating compensation relative to those companies that compete with us for executives. These organizations included:

• Benihana Inc.	• Darden Restaurants, Inc.	• P.F. Chang’s China Bistro, Inc.
• BJ’s Restaurants, Inc.	• Denny’s Corporation	• Red Robin Gourmet Burgers Inc.
• Brinker International	• Dunkin’ Brands Group, Inc.	• Ruby Tuesday, Inc.
• Buffalo Wild Wings, Inc.	• Famous Dave’s of America Inc.	• Sonic Corp.
• The Cheesecake Factory Incorporated	• Morton’s Restaurant Group, Inc. • O’Charley’s Inc.	• Texas Roadhouse Inc.

Towers Watson continues to serve as an independent compensation consultant to our Compensation Committee. Our Compensation Committee has assessed the independence of Towers Watson and has concluded that no conflict of interest has existed during Towers Watson’s engagement that would prevent Towers Watson from serving as an independent compensation consultant to our Compensation Committee. Our Compensation Committee considers the following factors in determining that its compensation consultant is independent: SEC rules regarding compensation consultant independence, including the amount of fees paid by us as a percentage of the consulting firm’s total revenue, conflict of interest policies of the consulting firm and business or personal relationships between the consulting firm and the members of our Compensation Committee or our executive officers.

Elements of Compensation

Consistent with our compensation objectives described above, our executive compensation program is designed to be similar to the programs that are offered at nationwide restaurant companies comparable to us. We attempt to set our total compensation levels at the median level because of the desire to attract and retain top-level executives in the market in which we operate and compete for talent in. We believe that this benchmarking process is an important part of our Compensation Committee’s decision making process; however, we do deviate from these surveys for a number of reasons, where appropriate.

The total compensation program for the named executive officers includes base salary, performance-based cash incentive compensation under our bonus plans, long-term equity incentive compensation benefits and perquisites. It is our Compensation Committee’s practice to target each of these elements to deliver compensation to each executive and all executives as a group within the mid-level range of compensation for persons having similar responsibilities at other comparable nationwide restaurant companies.

We allocate a substantial portion of the total annual compensation paid to the named executive officers to base salary and bonus payments, with a substantial portion allocated to equity incentive awards. Our Compensation Committee is focused on providing a total compensation package that delivers short and long-term incentives. We do this primarily so that we can compete with compensation packages provided by nationwide restaurant companies similar to ours. We believe this increases our ability to attract and retain our named executive officers. In addition, allocating a larger percentage of compensation to bonus payments aligns the interest of our named executive officers with our stockholders because our goals for our Bonus Plans were based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) and operating income, as we believe that EBITDA and operating income tend to provide true measures of profitability by aligning incentives with stockholder value.

A significant portion of the compensation paid to executive officers is designed to reward them based on our financial performance compared to financial objectives, the growth of the Company, and increased stockholder value, as reflected in increases in the Company’s share price. Our base salary structure and its periodic salary reviews are designed to reward individual achievement and our overall performance. Our Bonus Plans are designed to reward executive officers with cash awards for the achievement of annual objectives tied to the financial performance of the Company and their individual performance. In fiscal 2014, our performance goals for the Home Office Bonus Plan were based on adjusted EBITDA targets and performance versus the prior year’s adjusted EBITDA, while our performance goals for the Management Bonus Plans for our Chief Operating Officers were based on brand-specific operating income targets and performance versus the prior year’s operating income; however, we may consider using other performance goals in the future. The equity component of their compensation, in the form of stock options and / or restricted stock, is designed to reward relative total stockholder return and corresponding stock price improvement over the grant-date stock price. The corporate and individual targets under our Bonus Plans and our equity component of compensation are intended to be challenging, yet achievable for our executive officers, but only if there was a high level of performance by our executive officers. The targets are meant to require substantial efforts by executive officers and their teams toward achieving our strategic goals, but at the same time they are intended to be within reach if such significant efforts are made.

Base Salary

Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the base salaries of the executive officers, a number of factors are considered, including the individual’s duties and responsibilities, the individual’s experience, the ability to replace the individual, the base salary at the individual’s prior employment, market data on similar positions with competitive companies and information derived from our directors’ experience at other companies. We seek to provide base salaries that are competitive with the marketplace and allow us to attract and retain executive talent.

The Compensation Committee recently began a review of the base salaries of the executive officers with its independent compensation consultant, Towers Watson. The last review of the base salaries of the executive officers was in July 2012.

Bonuses

Our performance-based cash incentive awards focus on closely aligning rewards with results. The philosophy of our performance-based annual cash incentive awards is simple: a basic reward for reaching minimum expectations and an upside for reaching the Company’s goals.

Home Office Bonus Plan

We adopted a Home Office Bonus Plan pursuant to which Mr. O’Donnell, Mr. Haak and Ms. Henry were eligible to receive cash bonuses based on personal and Company performance over the course of the 2014 fiscal year. The purpose of the Home Office Bonus Plan is to encourage a consistent high standard of excellence and continued employment. Bonus awards under the Home Office Bonus Plan are determined by our Compensation Committee, subject to approval by our Board, and are based on (i) the financial performance of the Company during the applicable fiscal period as measured against the prior year’s adjusted EBITDA and our Board’s previously approved plan with targeted EBITDA or other Board-approved thresholds adjusted for changes in accounting policies and non-recurring extraordinary transactions and (ii) individual performance. Mr. Toomy and Mr. Beaudrault did not participate in the Home Office Bonus Plan but rather participated in the Management Bonus Plans for the Chief Operating Officers described below.

Individual performance is measured against goals developed prior to the period in question. The goals typically address whether the individual complied with budget objectives and managed to achieve department specific objectives oriented toward facilitating the Company achieving its adjusted EBITDA goal. These goals differ by person and include, among others, same store sales, entrée count, development of additional operating units, addition of operating weeks, increase in check average, completion of transactions, settlement of litigation and management of third party vendor costs.

Our goals for the Home Office Bonus Plan are based on EBITDA as they tend to provide a true measure of profitability by aligning incentives with stockholder value. For purposes of the Home Office Bonus Plan in 2014, adjusted EBITDA was calculated by adjusting EBITDA for the loss from discontinued operations. Bonuses are only payable under the Home Office Bonus Plan if adjusted EBITDA during the applicable fiscal period exceeds the prior year’s adjusted EBITDA. If the adjusted EBITDA target is achieved, 75% of bonus potential is awarded. Once the adjusted EBITDA target is achieved, 50% of the adjusted EBITDA increase over the target is added to the bonus pool until the maximum funding of the bonus pool is achieved (resulting in the payment of 200% of target bonus potential). The percentage of base salary for each cash bonus is established based on the individual’s level of responsibility. During 2014, the target and maximum cash bonuses were as follows:

Name	Target Base Salary %	Maximum Base Salary %
Michael P. O’Donnell	100%	200%

Cheryl J. Henry	45%	90%

Arne G. Haak	60%	120%

These percentages are used to calculate the annual bonus amounts and are prorated at a percentage based on the number of weeks worked by the individual in the fiscal year. The actual cash bonuses payable to our executive officers may be more or less than the maximum target cash bonus, depending on the operational performance, the individual’s performance and certain other factors that may be considered by our Board and our Compensation Committee. There are no minimum cash bonuses established by the Home Office Bonus Plan.

For fiscal 2014, actual adjusted EBITDA was approximately $50,616,000, which exceeded the prior year’s actual adjusted EBITDA of $47,527,000, but did not exceed the 2014 adjusted EBITDA target of $52,198,000. Cash bonuses of $302,515, $102,657 and $62,487 were paid to Mr. O’Donnell, Mr. Haak and Ms. Henry, respectively, under the Home Office Bonus Plan for fiscal 2014, equal to 49.6% of each officer’s respective target bonus amount.

Management Bonus Plans for Chief Operating Officers

We also adopted two additional Management Bonus Plans for each of the Chief Operating Officers with a purpose consistent to the Management Bonus Plan described above. Similar to the Home Office Bonus Plan described above, the bonus awards for the Chief Operating Officers are reviewed and approved by our Compensation Committee and Board. However, the awards are based on the financial performance of the respective concept each Chief Operating Officer oversees as measured against an approved brand-specific operating income targets. For the purposes of the Management Bonus Plans, each brand’s operating income is defined as net restaurant sales plus other income (excluding gift card breakage) and, in the case of Ruth’s Chris Steak House, franchise fees and royalty income, less cost of goods sold, labor and related expenses (including bonuses), other operating expenses, occupancy expenses, local store marketing expenses, general and administrative expenses and pre-opening expenses.

Under the Management Bonus Plans for the Chief Operating Officers, Mr. Toomy and Mr. Beaudrault are eligible for a bonus of $50,000 for achieving the prior year’s brand-specific operating income and an additional $50,000 bonus for achieving their respective brand-specific operating income targets. In addition, they receive a bonus equal to 10% of the amount over their brand-specific operating income targets. In fiscal 2014, the maximum total bonus payout under the Management Bonus Plans for the Chief Operating Officers was two times the annual salary of the respective officer, such that the maximum total bonus payout under the Management Bonus Plans is consistent with the Home Office Bonus Plan. There are no minimum cash bonuses established by the Management Bonus Plans for the Chief Operating Officers.

For fiscal 2014, the Ruth’s Chris Steak House brand achieved operating income of approximately $80,117,000 and exceeded its prior year operating income of approximately $76,886,000, but did not exceed its 2014 operating income target of $81,421,000. The Mitchell’s Fish Market brand did not exceed its prior year operating income of approximately $4,594,000 or its 2014 operating income target of $5,271,000. A bonus of $50,000 was paid to Mr. Toomy under his Management Bonus Plan for fiscal 2014. No bonus was paid to Mr. Beaudrault under his Management Bonus Plan for fiscal 2014.

Discretionary Bonuses

Our Compensation Committee also periodically considers bonuses outside of the Home Office Bonus Plan and the Management Bonus Plans, based on both individual and corporate performance, in the form of discretionary bonuses. In light of the performance of the Ruth’s Chris Steak House brand, the Compensation Committee awarded a discretionary cash bonus of $100,000 to Mr. Toomy. For fiscal 2014, Mr. Beaudrault did not receive a bonus under his Management Bonus Plan, as Mitchell’s Fish Market did not achieve its annual brand-specific operating income target. However, in recognition of Mr. Beaudrault’s significant efforts with respect to leadership of the Mitchell’s Fish Market brand and in light of the Company’s overall financial performance, the Compensation Committee awarded a discretionary cash bonus of $50,000 to Mr. Beaudrault for fiscal 2014.

Long-Term Incentive Awards

The Company’s equity programs are designed to encourage creation of long-term value for our stockholders, employee retention and stock ownership. The programs currently consist primarily of tenure-based restricted stock awards and performance-based restricted stock awards. Our equity incentive programs are intended to promote a long-term focus on results and to align employee and stockholder interests.

Executive officers receive a portion of their overall targeted compensation in the form of equity in order to align interests of management and stockholders and promote a focus on long-term results. Based on the recommendation of our Compensation Committee’s independent compensation consultant, Towers Watson, we adopted a new equity award grant policy for executive officers and key employees in July 2012 that provides that each of the Company’s executive officers and key employees may receive an annual award under the 2005 Long-Term Equity Incentive Plan. The annual award generally consists of 50% tenure-based restricted shares and 50% performance-based restricted shares, of a value relative to base salary that is consistent with the median long-term incentive plan practices of peer companies. The tenure-based restricted shares will vest in equal annual installments over the three years following the grant date, subject to continued service as an employee and other certain exceptions. The performance-based restricted shares will vest on the second anniversary of the grant date, subject to continued service as an employee and certain other exceptions.

For 2012 (awards granted in March 2013), 2013 (awards granted in March 2014) and 2014 (awards granted in March 2015), the target values of the tenure-based restricted shares and performance-based restricted shares were based on the below multiples of the named executive officers’ respective salaries.

Name	Salary	Standard Tenure Multiple of Base Salary	Standard Target EBITDA Multiple of Base Salary	Standard Target EPS Multiple of Base Salary
Michael P. O’Donnell	$610,000	1.000x	0.500x	0.500x
Arne G. Haak	$345,000	0.500x	0.250x	0.250x
Kevin W. Toomy	$300,000	0.250x	0.125x	0.125x
Peter J. Beaudrault	$250,000	0.250x	0.125x	0.125x
Cheryl J. Henry	$280,000	0.300x	0.150x	0.150x

Consistent with the above, our Board granted tenure-based and performance-based restricted stock awards to Messrs. O’Donnell, Haak, Toomy, Beaudrault and Ms. Henry in March 2013, March 2014 and March 2015, taking into account the Compensation Committee’s policy and, with respect to the performance-based restricted stock awards, adjusted EBITDA and adjusted EPS for the respective prior fiscal year. For 2012, Adjusted EBITDA was calculated by adjusting EBITDA for a mid-year executive compensation change. For 2013 and 2014, Adjusted EBITDA was calculated in the same manner as described under “—Home Office Bonus Plan” above. Adjusted EPS was calculated by dividing net income (as adjusted in 2012 for the reduction in our preferred dividend, an increase in interest expense and a mid-year executive compensation change, and as adjusted in 2013 for income tax credits, losses on impairment and discontinued operations (net of tax), the settlement awarded to us for lost operating income related to the 2010 Deepwater Horizon oil spill in the Gulf of Mexico and the accounting charge related to our change in policy for recognizing gift card breakage revenue, and as adjusted in 2014 for the loss on discontinued operations and income tax credits) by the number of diluted shares of common stock outstanding.

In March 2013, March 2014 and March 2015, each named executive officer received their full target tenure-based restricted stock awards (adjusted downward as necessary to take into account the value of prior restricted stock awards granted to the named executive officer in the prior year, if any).

For fiscal 2012, actual adjusted EBITDA was approximately $45,089,000, which exceeded the target of $42,886,000, resulting in achievement of 105% of target and a 131% payout for this metric in March 2013. For fiscal 2012, actual adjusted EPS was $0.55, which exceeded the target of $0.50, resulting in achievement of 109% of target and a 137% payout for this metric in March 2013.

For fiscal 2013, actual adjusted EBITDA was approximately $50,687,000, which exceeded the target of $45,250,000, resulting in achievement of 112% of target and a 140% payout for this metric in March 2014. For fiscal 2013, actual adjusted EPS was $0.70, resulting in achievement of 119% of target and a 148% payout for this metric in March 2014.

For fiscal 2014, actual adjusted EBITDA was approximately $50,616,000, which exceeded the target of $47,527,000, resulting in achievement of 66.1% of target and a 66.1% payout for this metric in March 2015. For fiscal 2014, actual adjusted EPS was $0.74, resulting in achievement of 84.6% of target and a 84.6% payout for this metric in March 2015.

Benefits

The Company’s benefits philosophy for executive officers is that benefits should provide employees protection from catastrophic events, enable employees to plan for their future and be competitive in order to attract and retain a high-quality workforce. The types of benefits provided to the named executive officers consist of medical benefits plans, life and accidental death and dismemberment insurance plans, long-term disability plans, 401(k) matching contributions and automobile allowances.

The Company maintains a non-qualified deferred compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant.

The Company also allows its executive officers to dine in its restaurants free of charge in order to permit these officers to conduct quality control tests.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the annual tax deductibility of compensation paid to each named executive officer (other than the Chief Financial Officer) to $1.0 million. However, certain types of performance-based compensation are excluded from the $1.0 million deduction limit if specific requirements are met. Our Compensation Committee considers the impact of Section 162(m) when reviewing our executive compensation programs and structuring our bonus plans so that a number of awards would be granted under these programs and plans in a manner that preserves federal income tax deductibility under Section 162(m). However, tax deductibility is not the primary factor used by our Compensation Committee in setting compensation and corporate objectives may not necessarily align with the requirements for full tax deductibility under Section 162(m). Our Compensation Committee has chosen and may in the future again choose to provide compensation that may not be deductible if it believes that certain awards are in the best interests of the Company and our stockholders and help ensure that our named executive officers receive total compensation that is competitive with our peer group or reflects superior performance.

Severance and Termination Arrangements

Our named executive officers have employment agreements that provide for payments upon a termination of employment by the executive for good reason, by the Company without cause or upon death or disability as described later in this proxy statement in the section entitled “Employment Agreements.” Likewise, our named executive officers have bonus plans (as described above under “—Bonuses”) that provide for partial payment of bonus amounts upon death, disability, retirement or change in control based on the bonus amount earned prior to such triggering event. The Company believes that these agreements and plans effectively create incentives for our executives to build stockholder value without the fear of losing employment for situations other than for cause. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Robin P. Selati, Chairman

Carla R. Cooper

Bannus B. Hudson

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation earned in 2012, 2013 and 2014 by our named executive officers:

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total ($)
Michael P. O’Donnell	2014	$610,000	—	$1,488,924	$302,515	$69,079	(4)	$2,470,518
Director, President and Chief Executive Officer	2013	$610,000	—	$1,230,012	$1,152,290	$47,625	(4)	$3,039,927
	2012	$543,576	—	$412,456	$747,250	$14,322	(4)	$1,717,604

Arne G. Haak	2014	$345,000	—	$400,214	$102,657	$37,647	(5)	$885,518
Executive Vice President and Chief Financial Officer	2013	$345,000	—	$382,857	$391,023	$30,651	(5)	$1,149,531
	2012	$317,826	—	$151,667	$253,575	$11,300	(5)	$734,368

Kevin W. Toomy	2014	$300,000	$100,000	$162,694	$50,000	$17,906	(6)	$630,600
President and Chief Operating Officer of Ruth’s Chris Steak House	2013	$300,000	$300,000	$124,712	$300,000	$19,866	(6)	$1,044,578
	2012	$300,000	$76,737	$24,192	$300,000	$11,690	(6)	$712,619

Peter J. Beaudrault*	2014	$250,000	$50,000	$110,879	—	$20,232	(7)	$431,111
President and Chief Operating Officer of Mitchell’s Fish Market	2013	$250,000	$50,000	$104,602	—	$17,499	(7)	$422,101
	2012	$216,346	—	$383,834	$100,000	$16,340	(7)	$716,520

Cheryl J. Henry	2014	$280,000	—	$205,042	$62,487	$22,042	(8)	$569,571
Senior Vice President and Chief Branding Officer	2013	$280,000	—	$182,187	$238,014	$18,317	(8)	$718,518
	2012	$262,115	—	$69,604	$154,350	$11,025	(8)	$497,094

*	Appointed President and Chief Operating Officer of Mitchell’s Fish Market effective February 6, 2012; in connection with the closing of the sale of the Mitchell’s restaurants and related assets, ceased to serve as President and Chief Operating Officer of Mitchell’s Fish Market effective January 21, 2015.
(1)	The amounts in this column represent discretionary cash bonuses.
(2)	Represents the grant date fair value of restricted stock, computed in accordance with ASC Topic 718 (formerly FAS 123R). The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.
(3)	The amounts in this column represent amounts earned under the Company’s bonus plans, which are described under “Compensation Discussion and Analysis—Bonuses.”
(4)	Consists of dividends on unvested restricted stock of $54,757, $33,303 and $0, automobile allowances of $12,000, $12,000 and $12,000, and group life insurance premium reimbursements of $2,322, $2,322 and $2,322 in 2014, 2013 and 2012, respectively.
(5)	Consists of dividends on unvested restricted stock of $26,316, $19,320 and $0, automobile allowances of $10,800, $10,800 and $10,800, and group life insurance premium reimbursements of $531, $531 and $500 in 2014, 2013 and 2012, respectively.
(6)	Consists of dividends on unvested restricted stock of $5,526, $8,176 and $0, automobile allowances of $10,400, $10,400 and $10,400, and group life insurance premium reimbursements of $1,980, $1,290 and $1,290 in 2014, 2013 and 2012, respectively.
(7)	Consists of dividends on unvested restricted stock of $8,400, $5,667 and $0, automobile allowances of $10,800, $10,800 and $9,553, group life insurance premium reimbursements of $1,032, $1,032 and $635, and COBRA reimbursements of $0, $0 and $6,152 in 2014, 2013 and 2012, respectively.
(8)	Consists of dividends on unvested restricted stock of $10,966, $7,241 and $0, automobile allowances of $10,800, $10,800 and $10,800, and group life insurance premium reimbursements of $276, $276 and $225 in 2014, 2013 and 2012, respectively.

Equity Compensation

2005 Long-Term Equity Incentive Plan

The 2005 Long-Term Equity Incentive Plan, as originally approved in August 2005 and subsequently amended from time to time, provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. As of December 28, 2014, there were 1,009,155 shares of common stock issuable upon exercise of currently outstanding options and restricted stock awards and 2,788,943 shares available for future grants, which reflects the 2,000,000 share increase in the number of shares of common stock covered by the 2005 Long-Term Equity Incentive Plan that was approved at the 2013 annual meeting of stockholders. Directors, officers and other employees of the Company, as well as others performing services for us, are eligible for grants under the plan. The purpose of the plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

Executive Stock Ownership Guidelines; Anti-Hedging Policy

In July 2012, based on the recommendation of our Compensation Committee’s independent compensation consultant, Towers Watson, our Compensation Committee approved stock ownership guidelines for our executive officers, based on the belief that stock ownership guidelines further align the interests of our executive officers with those of our stockholders. Pursuant to our executive officer stock ownership guidelines, each executive officer is generally expected to accumulate and hold shares of our common stock equal in value to two times his or her annual tenure-based equity grant, with the exception of the Chief Executive Officer who is required to hold shares of our common stock equal in value to three times his or her annual tenure-based equity grant. Shares subject to stock options and unvested/unearned performance shares will not count toward the minimum ownership requirement. Restricted stock and restricted stock units (whether or not vested) will count toward the minimum ownership requirement. Executive officers have until 2015 to meet the stock ownership guidelines. As of the end of fiscal 2014, all named executive officers satisfied our stock ownership guidelines.

Pursuant to our insider trading policy, our executive officers may not engage in any hedging or monetization transactions involving our securities.

Grants of Plan-Based Awards

Fiscal Year 2014

The following table summarizes grants of plan-based awards made to each of the named executive officers during fiscal 2014:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Michael P. O’Donnell	—	—	$610,000	$1,220,000	—	—	—	—
	3/11/14	—	—	—	118,734	—	—	$1,488,924
Arne G. Haak	—	—	$207,000	$414,000	—	—	—	—
	3/11/14	—	—	—	31,915	—	—	$400,214
Kevin W. Toomy	—	—	$100,000	$300,000	—	—	—	—
	3/11/14	—	—	—	12,974	—	—	$162,694
Peter J. Beaudrault	—	—	$100,000	$250,000	—	—	—	—
	3/11/14	—	—	—	8,842	—	—	$110,879
Cheryl J. Henry	—	—	$126,000	$252,000	—	—	—	—
	3/11/14	—	—	—	16,351	—	—	$205,042

(1)	Represents possible payouts for 2014 under the Company’s non-equity incentive plans, which we refer to as the Bonus Plans as described under “Compensation Discussion and Analysis—Bonuses.”

Outstanding Equity Awards

at 2014 Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of the end of fiscal 2014:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)
Michael P. O’Donnell	—	—	—	—	23,869	(1)	$343,475
					29,097	(2)	$418,706
					86,514	(3)	$1,244,936
					48,644	(4)	$699,987
					70,090	(5)	$1,008,595
Arne G. Haak	—	—	—	—	8,777	(1)	$126,301
					10,699	(2)	$153,959
					24,465	(3)	$352,051
					12,095	(4)	$174,047
					19,820	(5)	$285,210
Kevin W. Toomy	20,000	—	$4.71	9/7/2018
	50,000	—	$2.32	10/29/2018	1,400	(1)	$20,146
					1,706	(2)	$24,549
					10,637	(3)	$153,066
					4,356	(4)	$62,683
					8,618	(5)	$124,013
Peter J. Beaudrault	—	—	—	—	16,666	(6)	$239,824
					1,205	(1)	$17,340
					1,470	(2)	$21,153
					8,864	(3)	$127,553
					1,661	(4)	$23,902
					7,181	(5)	$103,335
Cheryl J. Henry	20,000	—	$18.58	6/3/2017	4,028	(1)	$57,963
	1,077	—	$17.17	8/7/2017	4,910	(2)	$70,655
					11,913	(3)	$171,428
					6,699	(4)	$96,399
					9,652	(5)	$138,892

(1)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 26, 2014 of $14.39. These shares of restricted stock will vest on July 25, 2015.
(2)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 26, 2014 of $14.39. One-half of these shares of restricted stock vested on March 14, 2015 and the remaining one-half of these shares of restricted stock will vest on March 14, 2016.
(3)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 26, 2014 of $14.39. These shares of restricted stock vested on March 14, 2015.
(4)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 26, 2014 of $14.39. One-third of these shares of restricted stock vested on March 11, 2015 and the remaining two-thirds of these shares of restricted stock are subject to vesting in equal installments on each of March 11, 2016 and March 11, 2017.
(5)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 26, 2014 of $14.39. These shares of restricted stock will vest on March 11, 2016.
(6)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 26, 2014 of $14.39. These shares of restricted stock will vest on April 26, 2015.

Option Exercises and Stock Vested

Fiscal Year 2014

The following table summarizes the options that were exercised by our named executive officers and the restricted stock held by our named executive officers that vested during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise(#)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Michael P. O’Donnell	800,000	$5,546,509	38,418	$452,846

Arne G. Haak	—	$—	114,127	$1,232,520

Kevin W. Toomy	50,000	$519,000	27,254	$340,569

Peter J. Beaudrault	—	$—	18,608	$222,883

Cheryl J. Henry	—	$—	26,484	$292,430

(1)	The amount has been computed based on the closing price of our common stock on the exercise date or vesting date, as applicable.

Non-Qualified Deferred Compensation

Fiscal Year 2014

We maintain a Non-Qualified Deferred Compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant. In 2014, none of the Company’s executive officers participated in this plan.

Pension Benefits

We do not maintain any additional executive retirement programs such as executive pension plans or other executive retirement benefits.

Employment Agreements

Michael P. O’Donnell. In August 2008, we entered into an employment agreement with Mr. O’Donnell outlining the terms by which Mr. O’Donnell would serve as our Chairman and Chief Executive Officer and a member of our Board. Mr. O’Donnell’s current base salary is $610,000 (subject to annual review) and any annual bonus is under the Home Office Bonus Plan. Pursuant to his employment agreement, if Mr. O’Donnell’s employment is terminated by us without “cause,” or by Mr. O’Donnell for “good reason” (as those terms are defined below) during the employment term, Mr. O’Donnell will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. O’Donnell would also receive 12 months continued health, welfare and retirement benefits, 12 months of automobile allowance pursuant to current Company guidelines, all unreimbursed expenses and continued vesting rights for his options and restricted stock for 12 months. In the event that the Company is sold at any time during the term of employment, all of Mr. O’Donnell’s equity awards will immediately vest. We have the option of paying the severance on a monthly or lump-sum basis. Mr. O’Donnell has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Arne G. Haak. Effective August 8, 2011, we entered into an employment agreement with Mr. Haak under which Mr. Haak agreed to serve as our Executive Vice President and Chief Financial Officer. Mr. Haak’s current base salary is $345,000 (subject to annual review) and any annual bonus is under the Home Office Bonus Plan. If Mr. Haak’s employment is terminated by us without “cause,” or by Mr. Haak for “good reason” (as those terms are defined below) during the employment term, then the executive will be entitled to receive (i) his base salary for 12 months after the date of such termination, (ii) 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation, (iii) continued health, welfare and retirement benefits for 12 months, (iv) 12 monthly payments of his automobile allowance pursuant to current Company guidelines, (v) all unreimbursed expenses, and (vi) continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. In the event that the Company is sold at any time during the term of employment, all of Mr. Haak’s equity awards will immediately vest. Mr. Haak has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Cheryl Henry. In October 2011, we entered into an employment agreement with Ms. Henry under which Ms. Henry agreed to serve as our Senior Vice President and Chief Branding Officer. Ms. Henry’s current base salary is $280,000 (subject to annual review) and any annual bonus is under the Home Office Bonus Plan. Pursuant to her employment agreement, if Ms. Henry’s employment is terminated by us without “cause,” or by Ms. Henry for “good reason” (as those terms are defined below) during the employment term, Ms. Henry will be entitled to continue to receive her base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of her prior year bonus compensation. Ms. Henry would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines, all unreimbursed expenses and continued vesting rights for her options and restricted stock for 12 months. In the event that the Company is sold at any time during the term of employment, all of Ms. Henry’s equity awards will immediately vest. We have the option of paying the severance on a monthly or lump-sum basis. Ms. Henry has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Kevin W. Toomy. In April 2010, we entered into an employment agreement with Mr. Toomy under which Mr. Toomy agreed to serve as our President and Chief Operating Officer of Ruth’s Chris Steak House. Mr. Toomy’s current base salary is $300,000 (subject to annual review) and any annual bonus is under the Management Bonus Plan for the Chief Operating Officer of Ruth’s Chris Steak House. Pursuant to his employment agreement, if Mr. Toomy’s employment is terminated by us without “cause,” or by Mr. Toomy for “good reason” (as those terms are defined below) during the employment term, Mr. Toomy will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Toomy would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. Toomy has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Peter J. Beaudrault. In March 2012, we entered into an employment agreement with Mr. Beaudrault under which Mr. Beaudrault agreed to serve as our President and Chief Operating Officer of Mitchell’s Fish Market. Effective January 21, 2015 and in connection with the closing of the sale of the Mitchell’s restaurants and related assets, Mr. Beaudrault ceased to serve as President and Chief Operating Officer of Mitchell’s Fish Market, but remains employed with the Company in a non-executive officer capacity. Mr. Beaudrault’s final base salary as an executive officer was $250,000 and any annual bonus was under the Management Bonus Plan for the Chief Operating Officer of Mitchell’s Fish Market. We expect to provide Mr. Beaudrault with compensation and benefits consistent with the severance provisions governing resignation with good reason and termination without cause set forth in his employment agreement. Pursuant to his employment agreement, if Mr. Beaudrault’s employment is terminated by us without “cause,” or by Mr. Beaudrault for “good reason” (as those terms are defined below) during the employment term, Mr. Beaudrault will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Beaudrault would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. Beaudrault has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

The employment agreements for our executive officers define “cause” as meaning, subject to any applicable cure periods, (i) an officer’s theft, embezzlement, perpetration of fraud, misappropriation of property or attempts at such; (ii) any act of disloyalty, misconduct or moral turpitude by an officer that is injurious to the Company; or (iii) an officer’s willful disregard of a lawful directive given by a superior or our Board of Directors or a violation of the Company’s employment policy.

The employment agreements for our executive officers define “good reason” to mean (i) the assignment by our Board of Directors to an officer of any material duties that are clearly inconsistent with the officer’s status, title and position or (ii) failure by the Company to pay the officer any amounts required under the officer’s employment agreement with which failure continues uncured for a period of 15 days after written notice is given.

Additionally, with respect to our employment agreements with Mr. O’Donnell, Mr. Haak, and Ms. Henry, “good reason” also includes a material relocation of the Company requiring the executive to relocate or upon notice of the Company’s intent not to renew the agreement.

Except as specifically described herein, all options and restricted stock issued under the Company’s equity incentive plans, whether or not then exercisable (as applicable), generally cease vesting when a grantee ceases to be an employee. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with us during that 30-day period without our permission. Upon termination for cause, all options will terminate immediately.

Payments Made Upon Termination

Assuming each executive officer’s employment was terminated by us without cause or by the executive for good reason on December 28, 2014, the estimated values of payments and benefits to each named executive officer are set forth in the following table:

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy	Peter J. Beaudrault
Severance	$610,000	$345,000	$280,000	$300,000	$250,000
Bonus(1)	$151,258	$51,329	$31,244	$75,000	$25,000
Health and Welfare Benefits(2)	$12,454	$12,164	$10,802	$12,392	$9,723
Automobile Allowance(3)	$12,000	$10,800	$10,800	$10,400	$10,800

Total	$785,712	$419,293	$332,846	$397,792	$295,523

(1)	Based on payment of a percentage of the named executive officer’s bonus compensation.
(2)	Amount represents premiums that will be paid by the Company in respect to health insurance and other medical benefits for one year after termination of employment.
(3)	Based on the value, as of December 28, 2014, of the current pre-established automobile allowance that would be received by the executive officer for one year after termination.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. In the case of a grantee’s death or disability, (a) the number of shares of restricted stock for which the restrictions will have lapsed within one year of the grantee’s death or disability will become fully vested and (b) a number of options equal to the sum of (1) the number of options that were exercisable on the date of the grantee’s death or disability and (2) the number of options that would become exercisable within one year after the date of the grantee’s death or disability, will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability, provided the grantee does not compete with us during that 180-day period without our permission.

Under each executive officer’s respective bonus plan, the executive officer shall receive a vested right to his or her bonus payment in an amount equal to the earned bonus amount as of the time of death or disability.

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy	Peter J. Beaudrault
Restricted Stock ($)(1)	$2,031,105	$613,359	$296,866	$206,396	$403,265
Bonus($)(2)	$302,515	$102,657	$62,487	$50,000	—

Total	$2,333,620	$716,016	$359,353	$256,396	$403,265

(1)	Value is based on the closing price on December 26, 2014 of $14.39.

(2)	Value is based on the earned bonus amount attributable to the period prior to the triggering event. This table assumes that the triggering event occurred as of December 28, 2014, the last day of our fiscal year, and thus the earned bonus amounts are equal to the amounts earned under each executive officer’s respective bonus plan for the entirety of fiscal 2014.

Payments Made Upon a Change in Control

In the event that the Company is sold at any time during Mr. O’Donnell’s, Mr. Haak’s or Ms. Henry’s respective terms of employment, all equity awards held by such officer will immediately vest pursuant to the terms of such officer’s employment agreement. All of the restricted stock and options issued under the 2005 Long-Term Equity Incentive Plan will become fully vested if a grantee is terminated within one year of a change in control. If we undergo a change in control, the committee administering the 2005 Long-Term Equity Incentive Plan may provide that the options issued under such plan become exercisable and that such options may terminate if not exercised on the date of the change in control. Such committee may also accelerate the vesting of restricted stock grants under the 2005 Long-Term Equity Incentive Plan.

Under each executive officer’s respective bonus plan, the executive officer shall receive a vested right to his or her bonus payment in an amount equal to the earned bonus amount as of the time of the change in control.

For purposes of the 2005 Long-Term Equity Incentive Plan and the bonus plans, a change in control is triggered if (a) any person or group is or becomes the beneficial owner of 50% or more of the Company’s voting securities, (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the stockholders was approved by at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved cease to constitute a majority of the Board, (c) the Company merges or consolidates with any other corporation (unless the Company’s voting securities continue to represent more than 50% of the combined voting power of the surviving entity or the Company’s Chief Executive Officer and directors retain their positions and, in the case of the directors, constitute at least a majority of the new board) or (d) a plan of complete liquidation or a sale or disposition of the Company of all or substantially all of its assets is consummated.

Assuming all outstanding unvested equity awards are accelerated, the table below provides the estimated value to our named executive officers as of December 28, 2014:

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy	Peter J. Beaudrault
Restricted Stock($)(1)	$3,715,699	$1,091,568	$535,337	$384,458	$533,106
Bonus($)(2)	$302,515	$102,657	$62,487	$50,000	—

Total	$4,018,214	$1,194,225	$597,824	$434,458	$533,106

(1)	Value is based on the closing price on December 26, 2014 of $14.39.
(2)	Value is based on the earned bonus amount attributable to the period prior to the change in control. This table assumes that the change in control occurred as of December 28, 2014, the last day of our fiscal year, and thus the earned bonus amounts are equal to the amounts earned under each executive officer’s respective bonus plan for the entirety of fiscal 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions Policy and Procedure

During fiscal 2014, we were not a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

As part of our quarterly internal certification of our financial statements, officers of the Company must either certify that they are not aware of any related party transactions or they must disclose any such transactions.

The Audit Committee is responsible for review, approval or ratification of “related-person transactions” between Ruth’s Hospitality Group, Inc. or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. In the course of its review and approval or ratification of a related party transaction, the Audit Committee considers:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related party and to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters that the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors reviewed and discussed the audited financial statements with management, which represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the effectiveness of our internal control over financial reporting and the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for fiscal 2014 and its evaluations of our internal control over financial reporting with KPMG LLP, our independent auditors for fiscal 2014, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee received the written disclosures and the letter from KPMG LLP mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, discussed with KPMG LLP its independence and considered whether the provision of non-audit services provided by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 28, 2014 for filing with the SEC. The Audit Committee has selected KPMG LLP as our independent auditor for fiscal 2015.

This report is submitted by the members of the Audit Committee:

Robert S. Merritt, Chairman

Carla R. Cooper

Alan Vituli

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table presents fees for professional services rendered by KPMG LLP for fiscal 2013 and 2014.

	Fiscal Year
Fee Category	December 29, 2013	December 28, 2014
Audit Fees	$579,100	$635,840
Audit-Related Fees	43,374	7,500
Tax Fees	166,270	24,395
All Other Fees	1,650	1,650

Total Fees	$790,394	$669,385

Audit Fees: Consists of fees billed or estimated to be billed for professional services rendered for the integrated audit of our consolidated financial statements and internal control over financial reporting and the review of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees: Consists of fees billed or estimated to be billed for professional services provided by KPMG LLP in connection with the filing of SEC registration statements.

Tax Fees: Consists of fees billed for professional services provided by KPMG LLP relating to worldwide tax planning and compliance services, expatriate tax services and assistance with tax audits and appeals.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved. Additionally, the Audit Committee must pre-approve any permissible non-audit services to be provided to the Company by the independent auditor. The policy also authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

All audit, audit-related and tax services performed by KPMG LLP in fiscal 2013 and 2014 were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

STOCKHOLDER PROPOSALS FOR THE 2016 MEETING

Stockholder proposals intended for inclusion in our proxy statement relating to the next annual meeting in 2016 must be received by us no later than December 19, 2015. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under our bylaws, notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will also be considered untimely if received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting and will not be placed on the agenda for the meeting.

Appendix A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RUTH’S HOSPITALITY GROUP, INC.

*    *    *    *

Adopted in accordance with the provisions

of §242 of the General Corporation Law

of the State of Delaware

*    *    *    *

The undersigned, on behalf of Ruth’s Hospitality Group, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: That the Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on May 11, 2005 under the name of RC Merger Sub, Inc., filed a Restated Certificate of Incorporation with the Delaware Secretary of State on May 19, 2005, filed an Amended and Restated Certificate to the Certificate of Incorporation with the Delaware Secretary of State on August 1, 2005, filed a Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on May 23, 2008 and filed an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on February 9, 2010 (as so amended and restated, the “Certificate of Incorporation”).

SECOND: That Section 2 of Article Six of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

Section 2. Election and Term of Office. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Except as provided in Section 3 of this Article Six, a nominee for director shall be elected to the Board of Directors at a duly called meeting of the stockholders at which a quorum is present if the votes of shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors cast “for” such nominee’s election exceed the votes of shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors cast “against” such nominee’s election (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that nominee’s election); provided, however, that directors shall be elected by a plurality of the votes cast at any duly called meeting of the stockholders for which (i) the secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Bylaws of the Corporation; and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. Directors need not be stockholders.

If an incumbent director is not elected by a majority of votes cast (unless, pursuant to the immediately preceding paragraph, the director election standard is a plurality), the incumbent director shall promptly tender his or her resignation to the Board of Directors for consideration. The

Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within ninety (90) days from the date of the certification of the election results. An incumbent director who tenders his or her resignation for consideration will not participate in the Nominating and Corporate Governance Committee’s or the Board of Directors’ recommendation or decision, or any deliberations related thereto.

If a director’s resignation is accepted by the Board of Directors pursuant to this Section 2, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Section 3 of this Article Six or may decrease the size of the Board of Directors pursuant to Section 1 of this Article Six. If a director’s resignation is not accepted by the Board of Directors pursuant to this Section 2, such director will continue to serve until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

THIRD: That the terms and provisions of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation were duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

*    *    *    *

IN WITNESS WHEREOF, the undersigned on behalf of the Corporation for the purpose of restating the Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amended and Restated Certificate of Incorporation this      day of             , 2015.

Ruth’s Hospitality Group, Inc., a Delaware corporation

By:
Name:
Title:

A-2

VOTE BY INTERNET - www.proxyvote.com
RUTH’S HOSPITALITY GROUP, INC. 1030 W. CANTON AVENUE SUITE 100 WINTER PARK, FLORIDA 32789

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M90640-P60664	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

RUTH’S HOSPITALITY GROUP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐

1.	Election of Directors
Nominees
	01) Michael P. O’Donnell	04) Bannus B. Hudson
	02) Robin P. Selati	05) Robert S. Merritt
	03) Carla R. Cooper	06) Alan Vituli

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	Amendment to amended and restated Certificate of Incorporation to adopt Majority Voting for uncontested elections of directors.						☐	☐	☐
3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2015.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes/comments, mark here.				☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M90641-P60664

RUTH’S HOSPITALITY GROUP, INC. PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS MAY 28, 2015

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement, appoints Michael P. O’Donnell and Arne G. Haak, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of stock of Ruth’s Hospitality Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company and any and all adjournments or postponements thereof to be held on May 28, 2015, beginning at 1:00 P.M. local time, at Ruth’s Chris Steak House, 610 North Orlando Avenue Highway 17-92, Winter Park, Florida 32789.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side